Shareholder meeting results (Unaudited)
February 27, 2014 special meeting

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

      Votes for     Votes against                Abstentions
      32,571,958         847,059                   1,229,801

April 25, 2014 meeting
At the meeting, a proposal to fix the number of Trustees at 14 was approved as follows:
      Votes for      Votes against                  Abstentions
           52,068,027       1,355,588                   982,379

At the meeting, each of the nominees for Trustee was elected, as follows:
                    Votes for                  Votes withheld
Liaquat Ahamed      52,182,880                       2,223,123
Ravi Akhoury        52,183,177                       2,222,827
Barbara M. Baumann  52,323,380                       2,082,623
Jameson A. Baxter   52,283,943                      2,122,060
Charles B. Curtis   52,282,433                      2,123,570
Robert J. Darretta  52,308,911                      2,097,093
Katinka Domotorffy  52,242,902                      2,163,101
John A. Hill        52,279,608                      2,126,395
Paul L. Joskow      52,261,271                      2,144,732
Kenneth R. Leibler  52,262,760                      2,143,244
Robert E. Patterson 52,280,557                      2,125,446
George Putnam, III  52,273,047                      2,132,957
Robert L. Reynolds  52,337,138                      2,068,865
W. Thomas Stephens  52,291,493                      2,114,511

A proposal to convert the fund to an openend investment company was not approved, as follows:

  Votes for              Votes against         Abstentions
  6,250,945             26,475,302                 953,732

A proposal to authorize the Trustees to amend and restate the funds Agreement and Declaration of Trust was adjourned until June 24, 2014.
A proposal to authorize the Trustees to amend the funds
Agreement and Declaration of Trust to eliminate certain mandatory shareholder votes on converting the fund to an openend fund was adjourned until June 24, 2014.

All tabulations are rounded to the nearest whole number.